Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Health Catalyst, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2021, with respect to the consolidated financial statements of Health Catalyst, Inc., and the effectiveness of internal control over financial reporting of Health Catalyst, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Salt Lake City, Utah
August 9, 2021